Exhibit 4.2

EXECUTION VERSION

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement, dated the 15th day of September, 2014, by and among Layne Christensen Company, a Delaware corporation (the “Administrative Borrower”), each Co-Borrower (as defined in the Credit Agreement (as defined below)), the Guarantors (as defined in the Credit Agreement), the Lenders (as defined in the Credit Agreement) from time to time party thereto, PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Agent”), PNC Bank, National Association, as swingline lender (in such capacity, the “Swingline Lender”), and PNC Bank, National Association, as issuing bank for the Lenders (in such capacity, an “Issuing Bank”) (the “Second Amendment”).

W I T N E S S E T H:

WHEREAS, the Administrative Borrower, each Co-Borrower, the Guarantors, the Lenders party thereto, the Co-Collateral Agents (as defined in the Credit Agreement), the Agent, the Swingline Lender and the Issuing Bank entered into that certain Credit Agreement, dated as of April 15, 2014 (as amended by that certain First Amendment to Credit Agreement, dated July 29, 2014, and as further amended, modified, supplemented or restated from time to time, the “Credit Agreement”), pursuant to which, among other things, the Lenders, the Swingline Lender and the Issuing Bank, as applicable, agreed to extend credit to Borrowers (as defined in the Credit Agreement); and

WHEREAS, the Borrowers and the Guarantors desire to amend certain provisions of the Credit Agreement and the Agent, the Lenders, the Swingline Lender and the Issuing Bank desire to permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	All capitalized terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement unless the context clearly indicates otherwise.

2.	The effective date of this Second Amendment shall be the date on which this Second Amendment becomes effective in accordance with Section 3 below (the “Effective Date”). As of the Effective Date, the Credit Agreement is amended as follows[1]:

a) Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in the appropriate alphabetical order:

“Equipment Reserve” shall mean, (i) from the Second Amendment Closing Date up to the Equipment Reserve Release

[1]	Certain language has been italicized in this Second Amendment solely for purposes of indicating new language in this Second Amendment. Deletions are not reflected.

Date, an amount equal to the Net Book Value of Borrowers’ Equipment that is subject to the Equipment Utilization Agreement at any given time and listed on Schedule 1.01(g) hereto as amended from time time, which on the Second Amendment Date shall equal $7,000,000 and (ii) from and after the Equipment Reserve Release Date, an amount equal to $0.

“Equipment Reserve Release Date” shall mean the first day immediately after the day the Equipment Utilization Agreement is terminated and all obligations of Contractor and Bank (as each term is defined in the Equipment Utilization Agreement), and all rights of Surety (as defined in the Equipment Utilization Agreement), are terminated and released.

“Equipment Utilization Agreement” means that certain Equipment Utilization Agreement entered into by and among Administrative Borrower, Travelers Casualty and Surety Company of America and Co-Collateral Agents, dated as of September 15, 2014.

“Interest Rate Adjustment Period” shall have the meaning set forth in clause (b) of the definition of “Applicable Margin”.

“Second Amendment Closing Date” shall mean September 15, 2014.

b) Clause (b) of the definition of “Applicable Margin” as currently defined in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(b) For the period from and including the Second Amendment Closing Date to and including the last day of the first fiscal quarter after the Second Amendment Closing Date in which Borrowers have shall have achieved a Consolidated Fixed Charge Coverage Ratio for two (2) consecutive fiscal quarters of at least 1.00 to 1.00 (the “Interest Rate Adjustment Period”), the Applicable Margin shall be set at Tier I in the table above. Thereafter, the Applicable Margin for each Type of Loan shall be (1) adjusted as of the 1st day of each fiscal quarter of the Administrative Borrower, commencing on the first day of the first fiscal quarter immediately after the Interest Rate Adjustment Period and as of the first day of each fiscal quarter thereafter (i.e., the 1st day of each of February, May, August and November), based upon the Borrowing Base Certificates (and related information) delivered to the Agent, in accordance with Section 5.01(d), with respect to the months comprising the immediately preceding fiscal quarter (each an “Adjustment Date”), commencing with the delivery by the Administrative Borrower of the Borrowing Base Certificate in each of the months comprising the fiscal quarter of the Administrative Borrower ending on the last month of the Interest Rate Adjustment Period, and (2) based upon the calculation by the Agent of the Quarterly Average Undrawn Availability for such fiscal quarter. In the event that any Borrowing Base Certificate (and related information) is not provided to the Agent in accordance with Section 5.01(d), the Applicable Margin for each Type of Loan shall be set at the Applicable Margin for such Type of Loan set forth in Tier I above as of the 20th day of the fiscal quarter of the Administrative Borrower following the month in respect of which such Borrowing Base Certificate was required to be so delivered and shall continue at Tier I until the earlier of (A) the delivery to the Agent of the required Borrowing Base Certificate (from and after which time the Applicable Margin shall be calculated based on the respective Quarterly Average Undrawn Availability until the Applicable Margin is recalculated in accordance with this definition) and (B) the next Adjustment Date, if any (at which time the Applicable Margin shall be calculated in accordance with the terms of this definition).

c) The definition of “Borrowing Base” as currently defined in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“Borrowing Base” shall mean, at any time and from time to time, an amount equal to the sum of:

(a) (i) until the receipt of the Initial Borrowing Base Certificate, 30% of book value of Borrowers’ Receivables (other than Unbilled Receivables) as set forth in the Consolidated Closing Balance Sheet, and (ii) from and after the receipt of the Initial Borrowing Base Certificate, eighty-five (85%) percent of Eligible Receivables of the Borrowers, plus

(b) (i) until the receipt of the Initial Borrowing Base Certificate, 30% of book value of Borrowers’ Unbilled Receivables as set forth in the Consolidated Closing Balance Sheet, and (ii) from and after the receipt of the Initial Borrowing Base Certificate, sixty percent (60%) of Eligible Unbilled Receivables of the Borrowers, plus

(c) Real Property Availability, plus

(d) Equipment Availability, minus

(e) the Supplemental Reserve, minus

(d) the Equipment Reserve, minus

(f) any Reserves established from time to time by the Co-Collateral Agents in the exercise of their Permitted Discretion;

provided, however, that no more than twenty percent (20%) of the aggregate sum of clauses (a) and (b) above at any time may be attributable to Eligible Unbilled Receivables (and with any portion in excess thereof to be disregarded).

d) Section 5.01(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b) Quarterly Reports. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Administrative Borrower, (i) the consolidated balance sheet of the Administrative Borrower and its consolidated subsidiaries as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated balance sheet and related consolidated statements of income and cash flows as of the end of the prior fiscal year and for the comparable periods in the previous fiscal year, respectively, accompanied by a certificate of a Financial Officer of the Administrative Borrower stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Administrative Borrower and its consolidated subsidiaries as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section 5.01, subject to normal year-end audit adjustments and the absence of footnotes, (ii) management’s analysis and discussion of the financial condition, results of operations and cash flows of the Administrative Borrower for such fiscal quarter and for the then elapsed portion of the fiscal year (including commentary on (x) any material developments or proposals affecting the Administrative Borrower and its consolidated subsidiaries or their businesses and (y) the reasons for any significant variations from the figures for the corresponding periods in the previous year) and (iii) cash flow projections for the subsequent fiscal quarter (which such cash flow projections shall be delivered at the end of all four fiscal quarters);

e) Section 5.01(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c) Monthly Reports. As soon as available and in any event within 30 days after the end of each fiscal month (other than the last fiscal month of any fiscal quarter) of the Administrative Borrower (commencing with the first full fiscal month after the Closing Date), the consolidated balance sheet of the Administrative Borrower and its consolidated subsidiaries as of the end of such month and the related consolidated statement of income and cash flows of the Administrative Borrower and its consolidated subsidiaries for such month, accompanied by a certificate of a Financial Officer of the Administrative Borrower (i) stating that such financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Administrative Borrower and its consolidated subsidiaries as of the date and for the period specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) showing the covenant calculations with respect to Section 6.10(c) which evidence compliance therewith;

f) A new Section 5.01(k) shall be added to the Credit Agreement as follows:

(k) Contract Report. On or before September 30, 2014, the Administrative Borrower shall take such actions as necessary for a third-party expert, satisfactory to Agent in its sole discretion (which such expert shall be made available to Agent), to commence a detailed analysis, satisfactory to Co-Collateral Agents in their sole discretion, of all Geoconstruction contracts under which work is currently actively being performed and the top fifteen (15) largest Heavy Civil Contracts by revenue, or a selection of Heavy Civil contracts otherwise agreed upon by the Co-Collateral Agents in their sole discretion after consulting with the Administrative Borrower. The Administrative Borrower shall provide the Agent a report of each contract analysis promptly after each report becomes available. The report for each contract analysis shall include, among other things, with respect to each contract, as applicable, the amount of the original profit margin, the adjusted cost estimate, billed amounts, collected amounts, cost in excess of billing, billing in excess of cost, estimate to complete versus left to be billed, change order, change order margin and retainage.

g) A new Section 5.18 shall be added to the Credit Agreement as follows:

Section 5.18. Equipment Schedule. Promptly amend Schedule 1.01(g) hereto from time to time and deliver the same to Agent immediately after any changes are made to the list of Equipment set forth thereon that is subject to the Equipment Utilization Agreement, as the Net Book Value of such of Equipment shall be used to determine the amount of the Equipment Reserve at any given time.

h) Section 11.01 of the Credit Agreement is hereby amended by replacing the notice information for Clark Hill Thorp Reed, LLP with the following:

Blank Rome LLP

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Attention: Lawrence F. Flick II, Esq.

Telephone: (212) 885-5556

Email: Flick@blankrome.com

i) As of the Effective Date, a new Schedule 1.01(g) is hereby inserted into the Credit Agreement and shall be in the form of Exhibit A hereto.

3. The provisions of Section 2 of this Second Amendment shall not become effective until the Agent has received the following, each in form and substance acceptable to the Agent:

(a)	this Second Amendment, duly executed by the Borrowers, the Guarantors, the Required Lenders and the Agent;

(b)	payment of all fees and expenses owed to the Lenders, the Agent and the Agent’s counsel in connection with this Second Amendment; and

(c)	such other documents as may be reasonably requested by the Agent.

4.	The Loan Parties hereby reconfirm and reaffirm that each of the representations and warranties made by any Loan Party set forth in Article III of the Credit Agreement or in any other Loan Document are true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) as of the date of this Second Amendment (or, to the extent any such representations or warranties relate to an earlier date, such representations and warranties shall have been true and correct in all material respects (or true and correct in all respects in the case of representations and warranties qualified by materiality or Material Adverse Effect) on and as of such earlier date).

5.	The Loan Parties acknowledge and agree that at all times the Security Documents continue to secure prompt payment when due of the Obligations and the Guarantees remain in full force and effect.

6.	Each Loan Party hereby represents and warrants to the Lenders and the Agent that (i) this Second Amendment and the transactions to be entered into by each Loan Party in connection herewith are within such Loan Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of such Loan Party; (ii) the execution and delivery hereof by the Loan Parties and the performance and observance by the Loan Parties of the provisions hereof and of the Credit Agreement and all documents executed or to be executed therewith, do not violate the Organizational Documents of any Loan Party or any material Legal Requirement in any material respect; and (iii) this Second Amendment, the Credit Agreement and the other Loan Documents executed or to be executed by the Loan Parties in connection herewith or therewith, when executed by such Loan Party, will constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

7.	The Loan Parties represent and warrant that (i) no Default or Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery and effectiveness of this Second Amendment or the performance or observance of any provision hereof; and (ii) they presently have no claims or actions of any kind at law or in equity against the Lenders or the Agent arising out of or in any way relating to the Credit Agreement or the Loan Documents.

8.	Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

9.	The agreements contained in this Second Amendment are limited to the specific agreements contained herein. Except as amended hereby, all of the terms and conditions of the Credit Agreement and the Loan Documents shall remain in full force and effect. This Second Amendment amends the Credit Agreement and is not a novation thereof.

10.	This Second Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

11.	This Second Amendment shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York. This Second Amendment is a Loan Document.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this Second Amendment to be duly executed by their duly authorized officers on the day and year first above written.

ADMINISTRATIVE BORROWER

LAYNE CHRISTENSEN COMPANY

By:	/s/ Andrew T. Atchison
Name:	Andrew T. Atchison
Title:	Chief Financial Officer

CO-BORROWERS

BENCOR CORPORATION OF AMERICA-
FOUNDATION SPECIALIST
COLLECTOR WELLS INTERNATIONAL, INC.
FENIX SUPPLY LLC
INLINER TECHNOLOGIES, LLC
INTERNATIONAL DIRECTIONAL SERVICES, L.L.C.
LAYNE HEAVY CIVIL, INC.
LAYNE INLINER, LLC
LAYNE TRANSPORT CO.
LINER PRODUCTS, LLC
REYNOLDS WATER ISLAMORADA, LLC
VIBRATION TECHNOLOGY, INC.
W.L. HAILEY & COMPANY, INC.

By:	/s/ Andrew T. Atchison
Name:	Andrew T. Atchison
Title:	Senior Vice President – Finance & CFO

GUARANTORS

BOYLES BROS. DRILLING COMPANY
CHRISTENSEN BOYLES CORPORATION
LAYNE INTERNATIONAL, LLC
LAYNE SOUTHWEST, INC.
MEADORS CONSTRUCTION CO., INC.
MID-CONTINENT DRILLING COMPANY

By:	/s/ Andrew T. Atchison
Name:	Andrew T. Atchison
Title:	Senior Vice President – Finance & CFO

PNC BANK, NATIONAL ASSOCIATION,
as Agent, Co-Collateral Agent, an Issuing Bank, as Swingline Lender and as a Lender

By:	/s/ Robert Anchundia
Name:	Robert Anchundia
Title:	Senior Vice President

WELLS FARGO BANK, N.A.,
as Co-Collateral Agent and as a Lender

By:	/s/ Ryan P. Birnel
Name:	Ryan P. Birnel
Title:	Authorized Signatory

JFIN BUSINESS CREDIT FUND I, LLC,
as a Lender

By:	/s/ J. Paul McDonnell
Name:	J. Paul McDonnell
Title:	Managing Director

EXHIBIT A